As filed with the Securities and Exchange Commission on August 18, 2004

File No. 333-________

     SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

     _________________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

     _________________________

     AUTHENTIDATE HOLDING CORP.
 (Exact name of Registrant as specified in its charter)

Delaware	2165 Technology Drive	14-1673067
(State of Incorporation)	Schenectady, NY 12308	(I.R.S. Employer
	(518) 346-7799	Identification Number)

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

2000 Employees Stock Option Plan, as amended
(Full Name of Plan)

_________________

John T. Botti
Chief Executive Officer
2165 Technology Drive
Schenectady, NY 12308
(518) 346-7799
(Name and address, including zip code, and telephone number, including area code, of agent for service)

_________________

With copies to:

Victor J. DiGioia, Esq.
Michael A. Goldstein, Esq.
GOLDSTEIN & DIGIOIA, LLP
45 Broadway
New York, New York 10006
Telephone (212) 599-3322
Facsimile (212) 557-0295

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.001 par value	5,000,000	$5.59	$27,950,000	$3,541.27
Total	5,000,000	$5.59	$27,950,000	$3,541.27

(1)	Covers 5,000,000 shares of the Registrant’s Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Registrant’s 2000 Employee Stock Option Plan, as amended (the “Plan”) in addition to the 5,000,000 shares registered previously on Registration Statement No. 333-65894. This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Calculated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on August 12, 2004 as reported by the Nasdaq National Market, which was $5.59 per share.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT.

     Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers the offer and sale of an additional 5,000,000 shares of Common Stock of the Registrant for issuance under the Registrant’s 2000 Employee’s Stock Option Plan, as amended. The increase in shares was approved by the Registrant’s stockholders at Authentidate Holding Corp.’s Annual Meeting of Stockholders held on March 4, 2004. The contents of the prior Registration Statement on Form S-8, filed by the Registrant relating to the 2000 Employee Stock Option Plan, Registration No. 333-65894, filed with the Securities and Exchange Commission on July 26, 2001, as amended, is incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by Authentidate Holding Corp. with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

1.	Our Annual Report on Form 10-K/A, as amended, for the fiscal year ended June 30, 2003.

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2003, December 31, 2003 and March 31, 2004.

3.	Our Reports on Form 8-K dated September 12, 2003, September 22, 2003, October 2, 2003, November 17, 2003, December 23, 2003, January 29, 2004, February 5, 2004, February 19, 2004, May 11, 2004 (solely with respect to Item 8), July 14, 2004, August 12, 2004 and August 16, 2004.

4.	A description of our common stock contained in our registration statement on Form 8-A filed April 17, 2000.

     Each document filed subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus forms a part.

     We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Authentidate Holding Corp., 2165 Technology Drive, Schenectady, New York 12308, telephone (518) 346-7799, Attention: Chief Financial Officer.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.   Indemnification of Directors and Officers.

     The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

     Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer’s or director’s acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

     In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for (i) breaches of a director’s fiduciary duty of loyalty to us or to our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and (iii) any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither Authentidate Holding Corp. nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

Item 7.   Exemption from Registration Claimed.

     Not Applicable

Item 8.   Exhibits.

     The exhibits designated with (*) are filed herewith. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. Secs. 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits.

Exhibit

No.      Description

4.1	Form of Common Stock Certificate (Exhibit 4.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

5*	Opinion of Goldstein & DiGioia, LLP re legality of shares offered.

23.1*	Consent of PricewaterhouseCoopers, LLP.

23.2*	Consent of Goldstein & DiGioia, LLP, contained in Exhibit 5.

24.1*	Power of Attorney (contained on signature page to this Registration Statement)

99.1	2000 Employees Stock Option Plan, as amended (filed as Exhibit B to Definitive Proxy Statement dated December 31, 2003 as filed with the Securities and Exchange Commission).

Item 9.   Undertakings

We hereby undertake:

A.      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.      For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, New York, on August 17, 2004.

AUTHENTIDATE HOLDING CORP.

By:	/s/ John T. Botti
John T. Botti,
Chairman of the Board, President and
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints John T. Botti his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

Name	Title	Date

/s/ John T. Botti	Chairman of the Board, President	August 17, 2004
and Chief Executive Officer
John T. Botti

/s/ J. Edward Sheridan	Director	August 17, 2004

J. Edward Sheridan

/s/ Charles C. Johnston	Director	August 17, 2004

Charles C. Johnston

/s/ J. David Luce	Director	August 17, 2004

J. David Luce

/s/ F. Ross Johnson	Director	August 17, 2004

F. Ross Johnson

/s/ John J. Waters	Director and Executive	August 17, 2004
Vice President – Chief Administrative Officer
John J. Waters

/s/ Peter R. Smith	Executive Vice President	August 17, 2004
and Chief Operating Officer
Peter R. Smith

/s/ Dennis H. Bunt	Chief Financial Officer and	August 17, 2004
Principal Accounting Officer
Dennis H. Bunt